Exhibit 99.1
ANTHERA PHARMACEUTICALS REPORTS 2011 SECOND QUARTER FINANCIAL
RESULTS AND OPERATIONAL UPDATE
HAYWARD, Calif., July 29, 2011 /PRNewswire via COMTEX News Network/ — Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH), today announced financial results and business highlights for the quarter ended June 30, 2011.
Financial Results:
Total operating expenses for the second quarter ended June 30, 2011 were $22.7 million, as compared to $7.9 million for the same period in 2010. For the six months ended June 30, 2011, total operating expenses were $41.3 million, as compared to $14.4 million for the same period in 2010. Increased operating expenses in the second quarter of 2011 can be attributed to accelerating enrollment of our Phase 3 VISTA-16 cardiovascular study (Vascular Inflammation Suppression to Treat Acute Coronary Syndrome — 16 Weeks) following the recent completion of the interim biomarker analysis. VISTA-16 is an event driven study in Acute Coronary Syndrome (ACS) patients studying the benefit of varespladib anti-inflammatory treatment in high risk patients. Additionally, enrollment of Anthera’s Phase 2b Lupus study, PEARL-SC (A Randomized, Double-Blind Phase 2b Study to Evaluate the Efficacy, Safety, and Tolerability of A623 AdministRation in Subjects with Systemic Lupus Erythematosus) has exceeded expectations. During the second quarter we accelerated manufacturing activity related to the development of blisibimod (A-623), our large molecule inhibitor of BAFF being dosed in the PEARL-SC clinical study, which also contributed to incremental expenses.
Anthera ended the second quarter of 2011 with approximately $112.1 million in cash and cash equivalents and short-term investments, which includes approximately $54.0 million of net proceeds received from a public offering, which closed on June 8, 2011. This is compared to $78.5 million in cash and cash equivalents and short-term investments for the first quarter ended March 31, 2011.
Recent Business Highlights and Upcoming Events:
Clinical
•	Primary endpoint events for the Phase 3 VISTA-16 study continue to accrue according to the Company’s estimates. As of June 30, 2011 VISTA-16 has collected over 175 reported Major Adverse Cardiovascular Events (MACE) that may qualify as a primary endpoint event. VISTA-16 remains on track to accrue the 385th event in early Q1 2012. Enrollment in VISTA-16 will be stopped after a minimum of 385 primary endpoints have occurred. As per a

Special Assessment agreement with the US FDA, the primary endpoint of the VISTA-16 study is a reduction in major adverse coronary events (MACE) defined by recent FDA draft guidance to include cardiovascular death, non-fatal myocardial infarction, non-fatal stroke or documented unstable angina with objective evidence of ischemia requiring hospitalization. Details regarding the study can be found at http://www.clinicaltrials.gov/ct2/show/NCT01130246. The next substantial DSMB review of clinical safety and efficacy data is planned once 50 percent of the anticipated primary endpoints have occurred and been adjudicated.

•	Subsequent to June 30, 2011, the VISTA-16 Data Safety Monitoring Board (DSMB) met in early July 2011 to review the available clinical safety data and, for the fourth time since the start of enrollment, recommended the study continue without change to the protocol.

•	Enrollment and site initiations for the PEARL-SC study continue according to the Company’s estimated timelines. As of June 30, 2011 enrollment in PEARL-SC had surpassed 50% of target and remains on track to randomize the last patient in Q4 2011. PEARL-SC is examining the therapeutic benefit of subcutaneous blisibimod (A-623), an inhibitor of both soluble and membrane-bound BAFF in patients with systemic lupus erythematosus (Lupus). The primary endpoint of the PEARL-SC study will be an SLE responder index. Details regarding the study can be found athttp://www.clinicaltrials.gov/ct2/show/NCT01162681.

•	In Q2 2011, the DSMB met to review the available clinical safety data for the PEARL-SC clinical study and recommended the study continue without change to the protocol.
Manufacturing
•	The Company completed its first blisibimod (A-623) GMP purification campaign lot at Fujifilm Diosynth Biotechnologies. The lot has passed all release specifications and will be released for clinical use in late Q3. The data from this GMP campaign will be submitted to FDA as a part of the Comparability plan for blisibimod.
About Anthera Pharmaceuticals
Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation, including cardiovascular and autoimmune diseases. Anthera has three late stage clinical products: varespladib methyl (A-002), A-001 and blisibimod (A-623). Varespladib methyl (A-002) and A-001 are designed to inhibit a novel enzyme target known as secretory phospholipase A2 (sPLA2). Elevated levels of sPLA2 have been implicated in a variety of acute inflammatory conditions, including acute coronary syndrome and acute chest syndrome, as well as chronic diseases such as stable coronary artery disease. Blisibimod targets elevated levels of B-lymphocyte stimulator (BAFF) which have been associated with a variety of B-Cell mediated autoimmune diseases, including systemic lupus erythematosus (lupus) and rheumatoid arthritis.
Safe Harbor Statement
Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera’s public filings with the SEC, including Anthera’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.
CONTACT: Bianca Nery of Anthera Pharmaceuticals, Inc., bnery@anthera.com or 510-856-5586.

	ANTHERA PHARMACEUTICALS, INC.
	A Development Stage Company
	STATEMENTS OF OPERATIONS
	(unaudited)
	(in thousands, except share and per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010
OPERATING EXPENSE:
Research and development	$20,586	$6,438	$36,903	$11,680
General and administrative	2,096	1,510	4,436	2,734

Total operating expense	22,682	7,948	41,339	14,414

LOSS FROM OPERATIONS:	(22,682)	(7,948)	(41,339)	(14,414)

OTHER INCOME (EXPENSE):
Interest and other income	414	12	574	15
Interest and other expense	(902)		(971)	(845)
Warrant mark-to-market adjustment	—	—	—	(3,796)

Total other income (expense)	(488)	12	(397)	(4,626)

NET LOSS	$(23,170)	$(7,936)	$(41,736)	$(19,040)

Net loss per share—basic and diluted	$(0.66)	$(0.36)	$(1.23)	$(1.07)

Weighted-average number of shares used in per share calculation— basic and diluted	34,900,225	22,223,941	33,903,166	17,843,335

	ANTHERA PHARMACEUTICALS, INC.
	A Development Stage Company
	BALANCE SHEET DATA
	(unaudited)
	(in thousands except share amounts)

	June 30,	December 31,
	2011	2010
Cash and cash equivalents	$108,123	$40,030
Short term investments	$3,977	$23,351
Total assets	$116,937	$65,263
Total current liabilities	$21,729	$8,005
Total notes payable	$23,919	$—
Deficit accumulated during development stage	$(147,380)	$(105,644)
Total shareholders’ equity	$71,289	$57,258

Common shares outstanding	40,697,789	32,853,032